Exhibit 99.1

Quest Resource Holding Corporation Announces Third Quarter 2013 Financial Results

Frisco, TX – November 14, 2013 – Quest Resource Holding Corporation (QRHC), a leading provider of integrated sustainability and recycling solutions to businesses, today announced three and nine months financial results for the quarter ended September 30, 2013.

Third Quarter 2013 Highlights:

•	$28.9 million in revenues in the quarter

•	Restructured and relocated operations of Earth911 and Youchange to reduce future operating expenses

•	Breakeven EBITDAS for the quarter excluding non-recurring charges

During the third quarter ended September 30, 2013, revenues increased by $28,562,728 to $28,898,614 from $335,886 in the third quarter of 2012. Revenues for the nine months ended September 30, 2013 were $29,614,116, an increase of $28,823,872 over revenues of $790,244 for the nine months ended September 30, 2012. The increase was primarily due to increased revenue recognized after the acquisition of Quest Resource Management Group, LLC on July 16, 2013, which contributed approximately $28,609,000 in revenues.

The loss per share on a basic and diluted basis was ($0.10) for the three months ended September 30, 2013 compared to a loss per share of ($0.01) for the comparable period in 2012. For the nine month period, the loss per share on a diluted basis was ($0.21), compared to a loss per share of ($0.08) for the comparable period in 2012.

EBITDAS was $(5,114,864) and $(7,053,255) for three month and nine month periods, respectively, and included over $5.1 million in non-recurring charges incurred in the third quarter of 2013.

“We are pleased with the performance of the Company during the third quarter, particularly in light of the fact that our results were significantly impacted by a one-time $3.4 million goodwill impairment charge as well as roughly $1.7 million in costs related to our recent reorganization,” commented Brian Dick, President and Chief Executive Officer of Quest Resource Holding Corporation. “Our financial condition remains strong, with adequate liquidity and minimal debt. Going forward, we will continue to focus on generating working capital by increasing sales, maintaining efficient operating expenses, as well as through additional initiatives.”

“We are very excited about our recently announced acquisition of the national accounts portfolio assets from Southern Waste Systems. I believe this is only the beginning, as we fully intend on seeking additional strategically targeted acquisitions to grow revenues and continue to gain a significant foothold in a multi-billion dollar industry. Our Company continues to provide a one-stop shop recycling solution across the entire waste stream to our existing customers. Our programs are designed to enable regional and national companies to maximize the value of their recyclables and lower cost. These programs are offered at over 14,000 client locations every month. We are currently implementing additional new contracts as we continue to position our company for strong future growth.”

The company will file its Form 10-Q with the Securities and Exchange Commission on November 14, 2013.

About Quest Resource Holding Corporation

Quest provides businesses with management programs to reuse, recycle, and dispose of a wide variety of waste streams and recyclables generated by their business and provide consumers and consumer product companies with information and instructions necessary to empower them to recycle or properly dispose of household products and packaging. Our comprehensive reuse, recycling, and proper disposal management programs are designed to enable regional and national companies, hospital systems, and universities to have a single point of contact for managing a variety of waste streams and recyclables. Our directory of local recycling and proper disposal options empowers consumers directly and enables consumer product companies to empower their customers by giving them the guidance necessary for the proper recycling or disposal of a wide range of household products and materials, including the “why, where, and how” of recycling. More information can be found by visiting the Company’s website at www.QuestRMG.com.

Forward-Looking Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include those regarding Quest’s belief that its financial condition remains strong, with adequate liquidity and minimal debt; Quest’s expectation that it will continue to focus on generating working capital by increasing sales, maintaining efficient operating expenses, as well as through additional initiatives; Quest’s intention to seek additional strategically targeted acquisitions to grow revenues and continue to gain a significant foothold in a multi-billion dollar industry; and Quest’s implementation of additional new contracts as it continues to position the company for strong future growth. These statements reflect Quest’s current expectations, and Quest does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Quest’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the environmental services industry, the impact of the current economic environment, and other “Risk Factors” set forth in Quest’s most recent SEC filings.

Contact:

Casey Stegman

Director of Investor Relations

Stonegate Securities

Tel: (214) 987-4121

casey@stonegateinc.com